Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

of

SERIES C CUMULATIVE PREFERRED STOCK

of

IAC/INTERACTIVECORP

(Pursuant to Section 151 of the

Delaware General Corporation Law)

IAC/InterActiveCorp, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law at a meeting held on September 27, 2017.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Amended Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation, be and hereby is created, and that the number of shares thereof and the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of the shares of such series are as follows:

Section 1.   Designation and Amount.  The designation of such series of Preferred Stock authorized by this resolution shall be the Series C Cumulative Preferred Stock (the “Preferred Stock”).  The number of shares of Preferred Stock shall be 1,000,000.  The face value of the Preferred Stock shall be $1,000.00 (the “Face Value”).

Section 2.   Rank.  All shares of Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the now or hereafter issued classes or series of common stock, $0.001 par value per share, of the Corporation (the “Common Stock”).  No other preferred stock of the Corporation shall rank senior to the Preferred Stock with respect to payment upon liquidation or payment of dividends without the consent of the holders of record of the Preferred Stock (the “Holders”) representing a majority of the shares of Preferred Stock then outstanding.

Section 3.   Dividends and Distributions.  The Holders shall be entitled to receive, if, as and when declared by the Board out of funds at the time legally available therefor, dividends in the amount of 7.50% of the Face Value per annum per share of Preferred Stock, and no more.  Dividends on the Preferred Stock shall be fully cumulative, shall accrue without interest and without compounding from the date of first issuance, and shall be payable quarterly in arrears on March 1, June 1, September 1 and December 1 (each, a “Dividend Date”) of each year (except that if any such date is a Saturday, Sunday or a Legal Holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday or a Legal Holiday) to Holders as they appear on the stock transfer books of the Corporation on the close of business on the fifth Business Day prior to such Dividend Date. All dividends on the Preferred Stock shall be payable in cash.  For purposes hereof, the term “Legal Holiday” shall mean any day on which banking institutions are authorized to close in New York, New York and the term “Business Day” shall mean any day except Saturday, Sunday or a Legal Holiday.  Dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date.  The amount of dividends payable per share of Preferred Stock with respect to the amounts determined pursuant to this paragraph for each quarterly dividend period shall be computed by dividing the annual dividend amount by four.  The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of the number of days actually elapsed during such period based on a 360-day year, provided that in no event shall the dividend amount for any period shorter than a full quarterly dividend period be greater than the full quarterly dividend amount.

On each Dividend Date, all dividends which shall have accrued on each share of Preferred Stock outstanding on such Dividend Date shall accumulate and be deemed to become “due” whether or not there shall be funds legally available for the payment thereof.  Any dividend which shall not be paid on the Dividend Date on which it shall become due shall be deemed to be “past due” until such dividend shall be paid or until the share of Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur.  No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any dividend payment or payments which are past due.  Dividends paid on shares of Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

No dividends shall be paid or declared and set apart for payment on the Corporation’s Common Stock or on any other class or series of the Corporation’s capital stock ranking, as to dividends, junior to the Preferred Stock or on any class or series of the Corporation’s capital stock ranking, as to dividends, on a parity with the Preferred Stock (the “Parity Dividend Stock”) for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends.  No dividends shall be paid or declared and set apart for payment on the Preferred Stock for any period unless cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends.  When dividends are not paid in full upon the Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock and the Parity Dividend Stock bear to each other.

Section 4.   Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid on the outstanding shares of Preferred Stock to the date of final distribution to such Holders, whether or not declared, without interest, plus $1,000.00 per share of Preferred Stock.  Such final distribution on the shares of the Preferred Stock shall be made before any payment is made or assets are distributed to the holders of Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Preferred Stock (the “Junior Liquidation Stock”).  In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Preferred Stock and any other class or series of the Corporation’s capital stock which may hereafter be created having parity as to liquidation rights with the Preferred Stock (the “Parity Liquidation Stock”), the Holders and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts).  After payment in full of the liquidation preferences of the shares of Preferred Stock, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation by virtue of their ownership of the Preferred Stock.  Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property or any combination thereof shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).

A Holder shall not be entitled to receive any payment owed for such shares of Preferred Stock under this Section 4 until such Holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Preferred Stock (or, in the event such certificate(s) have been lost or destroyed, an affidavit of the Holder of loss or destruction reasonably satisfactory to the Corporation as well as other support as reasonably requested by the Corporation) and (ii) transfer instrument(s) reasonably satisfactory to the Corporation and sufficient to transfer such shares of Preferred Stock to the Corporation free of any adverse interest.  No interest shall accrue on any payment due upon liquidation after the due date thereof.

Section 5.   Redemption.  At any time, or from time to time, after the twenty year anniversary of the date shares of Preferred Stock are first issued, the Corporation, at its option, may redeem all or a portion of the outstanding Preferred Stock at a redemption price equal to the Face Value plus all dividends on the Preferred Stock being redeemed that are accrued and unpaid thereon, whether or not declared or due, to the date fixed for redemption (the “Redemption Date”), such sum being hereinafter referred to as the “Redemption Price”.  The Redemption Price shall be paid in cash.

In case of the redemption pursuant to this Section 5 of less than all of the then outstanding shares of Preferred Stock, the shares of Preferred Stock to be redeemed shall be redeemed pro rata or by lot or in such other manner as the Board may determine.

Not more than 60 nor less than 20 days prior to the Redemption Date, notice by first class mail, postage prepaid, shall be given to each Holder of any shares of Preferred Stock to be redeemed, at such Holder’s address as it shall appear upon the stock transfer books of the Corporation.  Each such notice of redemption shall specify the Redemption Date, the Redemption Price, the number of shares of Preferred Stock to be redeemed, the place or places of payment, that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Preferred Stock to be redeemed, and that on and after the Redemption Date, dividends will cease to accrue on such shares of Preferred Stock to be redeemed (unless the Corporation defaults in the payment of the Redemption Price).

Any notice that is mailed as provided in Section 11 shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice; and failure to give such notice by mail, or any defect in such notice, to the Holders of any shares of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.  On or after the Redemption Date as stated in such notice, each Holder of the shares of Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price as herein provided.  If less than all the shares of Preferred Stock represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.  If, on the Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrecoverably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Preferred Stock so called for redemption shall not have been surrendered the dividends with respect to the shares so called for redemption shall cease to accrue after the Redemption Date, such shares shall no longer be deemed outstanding, the Holders thereof shall cease to be Holders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the Holders to receive payment of the Redemption Price as herein provided without interest upon surrender of their certificates therefor and delivery of any required transfer instruments) shall terminate.  At the close of business on the Redemption Date, each Holder of Preferred Stock so redeemed (unless the Corporation defaults on its obligations to deliver cash) shall be, without any further action, entitled to receive payment of the Redemption Price in cash, without interest.

The shares of Preferred Stock shall not be subject to the operation of any purchase, retirement, mandatory redemption (except as specified in this Section 5) or sinking fund.

The Holder of any shares of Preferred Stock redeemed upon any exercise of the Corporation’s redemption right shall not be entitled to receive payment of the

Redemption Price for such shares until such Holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Preferred Stock redeemed (or, in the event such certificate(s) have been lost or destroyed, an affidavit of the Holder of loss or destruction reasonably satisfactory to the Corporation as well as other support as reasonably requested by the Corporation) and (ii) transfer instrument(s) reasonably satisfactory to the Corporation and sufficient to transfer such shares of Preferred Stock to the Corporation free of any adverse interest.  No interest shall accrue on the Redemption Price of any share of Preferred Stock after its Redemption Date provided that funds sufficient for the redemption shall have been made available therefor and shall have been irrecoverably deposited or set aside.

Section 6.    Conversion Rights.  The Preferred Stock will not be convertible into shares of any other class or series of capital stock of the Corporation.

Section 7.   Voting Rights.  The Holders shall not have any voting rights by virtue of their ownership of the Preferred Stock except as from time to time may be required by law.  Any shares of Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

Section 8.   Outstanding Shares.  For purposes of this Certificate of Designations, all shares of Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 5, all shares of Preferred Stock that have been so called for redemption under Section 5 if funds necessary for payment of the Redemption Price have been irrevocably set apart; and (ii) from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation.

Section 9.   Preemptive Rights.  The Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Section 10.   Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 11.   Notices.  Any notice to Holders or the Corporation required pursuant to this Certificate of Designations shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, and (iv) five (5) Business Days after having been sent by first class mail, postage prepaid.  All notices to Holders shall be addressed to each Holder of record at the address of such Holder appearing on the books of the Corporation.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by Glenn Schiffman, its Executive Vice President, and its corporate seal to be hereunto affixed and attested by Gregg Winiarski, its Secretary, this 28th day of September, 2017.

IAC/InterActiveCorp

By:	/s/ Glenn Schiffman
Name: Glenn Schiffman
Title: Executive Vice President

[SEAL]

Attest:

/s/ Gregg Winiarski
Gregg Winiarski
Secretary